Exhibit 5.1

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.

OFFICES Wells Fargo Capitol Center 150 Fayetteville Street, Suite 2300 Raleigh, North Carolina 27601	November 8, 2019	MAILING ADDRESS P.O. Box 2611 Raleigh, North Carolina 27602-2611 TELEPHONE: (919) 821-1220 FACSIMILE: (919) 821-6800

Innovate Biopharmaceuticals, Inc.
8480 Honeycutt Road, Suite 120
Raleigh, North Carolina 27615

Re:    Innovate Biopharmaceuticals, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel for Innovate Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 5,804,441 shares of the Company’s common stock, $0.0001 par value per share (the “Shares”), that are or may become reserved for issuance under the Innovate Biopharmaceuticals, Inc. 2012 Omnibus Incentive Plan, as amended (the “Plan”).

This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

We have examined, originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the exhibits thereto, including the Plan; (ii) the Company’s Amended and Restated Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect; (iii) records of action by the Board of Directors and the stockholders of the Company relating to the approval of the Plan and to the authorization and issuance of the Shares; and (iv) such other corporate documents and records as we have deemed necessary to render the opinion contained herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conforming to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. We have also considered such matters of law and fact as we, in our professional judgment, have deemed appropriate to render the opinion contained herein. With respect to certain facts, we have considered it appropriate to rely upon certificates or other comparable documents of public officials and officers or other appropriate representatives of the Company, without investigation or analysis of any underlying data contained therein. We have also assumed that, with respect to the issuance of any Shares, the amount of valid consideration paid in respect of such Shares will equal or exceed the par value of such Shares.

Based upon and subject to the foregoing and the further assumptions, limitations and qualifications hereinafter expressed, it is our opinion that, when issued and delivered against payment therefor in accordance with the terms of the Plan and upon either the countersigning of the certificates representing the Shares by a duly authorized signatory of the registrar for the Company’s common stock or the book entry of the Shares by the transfer agent for the Company’s common stock, and assuming in each case that the individual grants or awards under the Plan are duly authorized by all necessary corporate action and duly granted or awarded and exercised in accordance with the requirements of law and the Plan (and the agreements and awards duly

Innovate Biopharmaceuticals, Inc.
November 8, 2019

adopted thereunder and in accordance therewith), the issuance and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware, and we express no opinion as to any other laws. Our opinion does not extend to compliance with federal and state securities laws, rules or regulations relating to the sale of the Shares. We express no opinion as to any matter other than as expressly set forth above, and no opinion, other than the opinion given herein, may be inferred or implied herefrom.

Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to all references to our firm in the Registration Statement and any amendments thereto. Such consent shall not be deemed to be an admission that our firm is within the category of persons whose consent is required under Section 7 of the Act or the regulations promulgated pursuant to the Act.

Sincerely yours,

/s/ Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.

SMITH, ANDERSON, BLOUNT, DORSETT,
MITCHELL & JERNIGAN, L.L.P.